Exhibit 99.1

AITX’s RAD Announces Booked January Annual Recurring Revenue Up 476% Year Over Year

Detroit, Michigan, January 29, 2024 — — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced significant sales increases year over year. As of January 26, 2024, RAD has received orders that, when fully deployed, will produce approximately $258,000 in annual recurring revenue (ARR) compared to January 2023 when the Company’s sales produced approximately $54,000 in annual recurring revenue.

January 2024 booked sales are on pace with the approximate 400% increased revenue bookings the Company has enjoyed since the summer of 2023.

In January 2023, the Company booked six units with 12-month contracts, and another six units for pilot projects and dealer demonstration units. The 12-month contracts produced approximately $54,000 in annual recurring revenue.

In contrast, the 26 RAD devices booked in January 2024, all of which are on a minimum 12-month contract, are set to produce approximately $258,000 in annual recurring revenue, when fully deployed.

Among the January orders, three orders totaling 8 units are for existing clients expanding their RAD deployments, demonstrating continued trust and satisfaction in RAD’s solutions. A significant new client in Hawaii has ordered their first 4 ROSA™ units, marking what potentially could be the beginning of an extensive, lucrative relationship. Additionally, 12 units, a combination of ROSA and RIO™ units, are fulfilling the previously announced order for a Midwest grocery chain. The final 2 units, concluding a 12-month negotiation process through one of RAD’s large dealers, further exemplifying the Company’s growing market reach and penetration.

Troy McCanna, Sr. Vice President of Revenue Operations at RAD, commented, “We’re seeing an unprecedented level of orders awaiting final client signature. This reflects not only the growing demand for our solutions, but also the confidence clients are placing in our technology.”

Mark Folmer, CPP, PSP, FSyI, President of RAD, added, “The advancement in discussions for larger-scale rollouts with key customers is moving at an encouraging pace. This is indicative of our growing footprint in the security solutions market and the effectiveness of our offerings.”

Steve Reinharz, CEO of AITX and RAD, stated, “We are committed to making careful investments in sales and R&D while watching revenues grow as we work to control core SG&A expenses. Our primary focus remains on balancing competing needs to achieve positive operational cash flow, a milestone that will mark a significant achievement for the Company.”

This impressive start to CY 2024 represents RAD’s commitment to innovation and customer satisfaction, setting a positive tone for the year ahead and reinforcing the Company’s trajectory towards operational profitability.

ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s high-resolution, full-color, always-on cameras. RAD has published five Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at hospital campuses, multi-family communities, car rental locations and construction sites across the country.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume or becoming cash flow positive. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

###

Steve Reinharz

949-636-7060
@SteveReinharz